Exhibit 10.17

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), dated as of March 26, 2004, is by and between Teleglobe Canada ULC (the “Company”) and Richard Willett (the “Executive”).

WHEREAS, pursuant to the Purchase Agreement dated as of September 18, 2002 among TLBG Acquisition LLC and Teleglobe Inc. (“Old Teleglobe”), Teleglobe USA Inc., and all the other parties listed as Key Sellers on the signature pages thereto, as “Key Sellers” (the “Purchase Agreement”), TLGB Acquisition LLC (“TLGB”) agreed to purchase the “Core Business” (as defined under the Purchase Agreement) from Old Teleglobe and its subsidiaries.  Such transaction was consummated on May 31, 2003 (the “Closing Date”);

WHEREAS, in connection with such transaction, TLGB and the Executive entered into an employment agreement, dated April 14, 2003 (the “Original Employment Agreement”);

WHEREAS, Section 19 of the Original Employment Agreement provides that neither the Executive nor TLGB may assign the Original Employment Agreement without the express written consent of the other party; provided that the Executive agrees that TLGB may assign the Original Employment Agreement to the “Owner Entity” or any of their affiliates or subsidiaries at any time without the consent of the Executive; and

WHEREAS, TLGB has assigned the Original Employment Agreement to the Company, an affiliate of TLGB;

WHEREAS, the Company and the Executive desire to enter into this Agreement which shall amend and restate the Original Employment Agreement; and

WHEREAS, prior to the consummation of the merger contemplated pursuant to the Agreement and Plan of Merger among Teleglobe International Holdings, Ltd. (“TIHL”), VEX Merger Subsidiary Corp. and ITXC Corp., dated as of November 4, 2003, all of TIHL’s assets (including the Company) will be transferred to and held by Teleglobe Bermuda Holdings Ltd., a newly formed direct wholly owned subsidiary of TIHL (“New Teleglobe”).

NOW, THEREFORE, in consideration of the promises in this Agreement, the mutuality and sufficiency of which are hereby acknowledged, the parties agree as follows:

1)             Term.  Unless terminated earlier in accordance with Section 10 hereof, the term of the Agreement and the employment relationship hereunder will be continued by the Company until February 2, 2006 (the “Initial Term”); provided, however, the Term shall be automatically extended for additional one (1) year periods commencing at the end of the Initial Term and on each anniversary date thereafter (each, an “Extended Term”), unless and until either party provides a non-renewal notice to the other party not less than thirty (30) days before the expiration of the Initial Term or Extended Term, such that such termination of the Agreement shall be effective as of the end of the Initial Term or Extended Term, as the case may be.  For the purposes of this Agreement, “Term” shall include the Initial Term and the Extended Term.

2)             Duties.  The Company shall employ the Executive to render, subject to the last sentence of this Section 2, services to the Company.  The Executive will serve in the capacity of Chief Financial Officer of the Company and shall report to the Chief Executive Officer of the Company (the “CEO”).  The Executive will perform such executive duties related to the businesses of the Company as may be assigned to him from time to time by the CEO consistent with the Executive’s position as Chief Financial Officer of the Company.  The Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its affiliates.  This provision, however, will not prevent the Executive from investing his funds or assets in any form or manner, or from acting as an advisor to or a member of, the board of directors of any companies, businesses, or charitable organizations, so long as such actions do not violate the provisions of Section 9 of this Agreement or interfere with the Executive’s performance of his duties hereunder.

3)             Salary.  During the Term, the Executive shall receive an annual base salary of Three Hundred Fifty Thousand One Hundred Sixty-Seven Dollars and Fifty Cents (CDN$350,167.50) (“Base Salary”) payable in accordance with the payroll practices of the Company.

4)             Annual Bonus.  The Executive shall be eligible to receive an annual bonus during the Term under a bonus plan or program (the “Bonus Program”) established by the Board of Directors of the Company (the “Board) or the Board of Directors of one of the Company’s affiliates, subject to the achievement of appropriate performance targets determined by the Board of Directors (or, in each case, any committee thereof) of the Company or its affiliate, in its sole discretion, upon consultation with the Executive; provided that such annual bonus shall not exceed 300% of annualized Base Salary.

5)             Tax Matters.  During the Term, the Company shall cause its accountants or other designated agent to prepare and file, at the Company’s expense, any federal, state and local income tax returns (each, a “Tax Return”) required to be filed by the Executive for taxable periods that include the Term (or a portion thereof).  To the extent that the amount of income tax due and payable for any taxable period on the Executive’s compensation set forth in Sections 3, 4 and 10 hereof (and, as applicable, any taxable amounts relating to payments under this Section 5 and reimbursements under Section 6) exceeds the amount of income tax that would have been due and payable for such taxable period on such compensation if such compensation were paid to the Executive as a resident of Ohio, the Executive shall receive an additional cash payment from the Company in an amount equal to such excess amount of income tax that is due and payable.  At the beginning of each year during the Term, an estimate of the tax equalization described in this Section 5 on a monthly basis shall be made on the Base Salary to be received by the Executive during such year and such tax equalization amount shall be paid to the Executive on a monthly basis.  At the end of the year, a final tax equalization calculation shall be made with respect to all taxable income earned or paid to the Executive during such year.  To the extent that any amount of tax equalization for the Executive is needed in addition to the total monthly payments already made to the Executive, such payment shall be made to the Executive no later than five (5) days prior to the date that the relevant income tax payment is due to the appropriate taxing authority.

6)             Expenses.  During the Term, the Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket expenses properly incurred by him in connection with his duties under this Agreement, including reasonable expenses of entertainment and travel, provided that such expenses are documented and reported in accordance with the policies and procedures of the Company, at the time the expenses are incurred and provided further that (a) any such expense in excess of CDN$3,112.60 and (b) the engagement of any outside agents or consultants, shall require the prior approval of the Company

7)             Participation in Employee Benefit Plans.  The Executive shall be permitted, during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan or similar benefit plan of the Company, which may be available to senior executives of the Company generally, on the same terms as such senior executives.

8)             Vacation.  During the Term, the Executive shall be entitled to twenty (20) days of vacation per year.

9)             Non-Competition; Confidentiality; Remedies.

a)             Non-Competition.  During the Term, for any period in which the Executive is receiving payments pursuant to Section 10 and for six (6) months after the expiration of the Term, the Executive agrees that the Executive will not, without the prior written consent of the Company, directly or indirectly, whether individually, as a director, stockholder, partner, owner, employee, consultant, or agent of any business, or in any other capacity, other than on behalf of the Company or any of its subsidiaries or affiliates:  own, manage, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business conducted by the Company or any of its subsidiaries or affiliates in the international wholesale voice, IP transit, voice over internet protocol or global roaming markets (“Competitive Businesses”).  Nothing in this paragraph shall prevent the Executive from owning for passive investment purposes not intended to circumvent this paragraph, less than one percent (1%) of the publicly traded equity securities of any competing enterprise (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).  The Executive acknowledges that the foregoing restrictions placed upon him are necessary and reasonable in scope and duration to adequately protect the Company’s and any of its affiliates’ or subsidiaries’ interests and the goodwill of the Company and any of its affiliates or subsidiaries and are a material inducement for the Company to retain the Executive’s services.

b)            Non-Solicitation.  The Executive agrees that the Executive will not, without the prior written consent of the Company, directly or indirectly, whether for the Executive’s own account or the account of any other person (i) at any time during the Term, for any period in which the Executive is receiving payments pursuant to Section 10 and for six (6) months after the expiration of the Term: solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Company or any of its subsidiaries or affiliates, at any time during the twelve (12) month period preceding such solicitation or employment or any manner induce or attempt to induce any such employee to terminate his employment with the Company or any of its subsidiaries or affiliates and become associated with Competitive Businesses; or (ii) at any time during the Term, for any period in which the Executive is receiving payments pursuant to Section 10 and for six (6) months after the expiration of the Term, interfere with the relationship of any person who is a contractor, supplier, or customer of the Company or any of its subsidiaries or affiliates.

c)             Confidentiality.  The Executive acknowledges that prior to the Term he has acquired, and during the Term the Executive will acquire, Confidential Information (as defined herein) the business of the Company and its affiliates and subsidiaries.  Accordingly, the Executive agrees that, without the prior written consent of the Company, he will not, at any time, either during or after the Term, disclose to any unauthorized person or otherwise use any such Confidential Information for any reason other than the Company’s or any of its affiliates’ or subsidiaries’ business.  For this purpose, Confidential Information means non-public information concerning the financial data, business strategies, product development (and proprietary product data), customer lists, marketing plans, and other proprietary information concerning the Company and its subsidiaries and affiliates, except for specific items that have become publicly available other than as a result of the Executive’s breach of this Agreement.  The Executive further agrees that he will abide by any confidentiality provisions applicable to affiliates of the Company under the Purchase Agreement and the confidentiality provisions applicable to TLGB and its Executives contained in the letter agreement between Cerberus and Old Teleglobe, dated July 24, 2002.

d)            Remedy for Breach.  The Executive hereby acknowledges that the provisions of this paragraph are reasonable and necessary for the protection of the Company, the and its subsidiaries and affiliates.  The Executive further acknowledges that the Company and its subsidiaries and affiliates will be irreparably harmed if such covenants are not specifically enforced.  Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, including claims for damages, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from an actual or threatened breach of such covenants.  In addition, without limiting the Company’s remedies for any breach of any restriction on the Executive set forth in this paragraph, except as required by law, if the Executive breaches any of the covenants applicable to the Executive in this paragraph, as reasonably determined by the Company in good faith, the Company will have no obligation to pay any amounts that remain payable by the Company to the Executive, including, but not limited to, the amounts under Section 10 hereof; provided that the Executive shall receive any expenses under Section 6 hereof incurred but not yet reimbursed to the Executive.  If any of the rights or restrictions contained in this paragraph shall be deemed to be unenforceable by reason of the extent, duration or geographical scope of such rights or restrictions, the parties hereby agree that a court of competent jurisdiction shall reduce such extent, duration and geographical scope and enforce such right or restriction in its reduced form for all purposes in the manner contemplated hereby; provided that such extent, duration and geographical scope shall only be reduced to the extent necessary in order to make such right or restriction enforceable.

10)           Termination.

a)             Death or Disability.  The Agreement shall terminate immediately upon the Executive’s death or Disability.  For the purposes of this Agreement, “Disability” means a determination by the Company, in accordance with applicable law that, as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his duties with or without reasonable accommodation.  If the Executive’s services are terminated as a result of a death or Disability, the Executive (or his legal representatives) shall receive (i) any unpaid Base Salary to the date of termination, (ii) a pro rata portion of the bonus set forth in Section 4 for the year of termination based on the period of the fiscal year in which the Executive was employed prior to termination and the Company’s or one of its affiliate’s achievement of any applicable annual performance targets for the fiscal year in which the termination occurs (such bonus, if any, shall be paid to the Executive (or his legal representatives) within thirty (30) days after the determination of the achievement of the applicable performance targets), (iii) expenses under Section 6 incurred to the date of termination but not yet reimbursed to the Executive (or his legal representatives) and (iv) any tax equalization amount calculated under Section 5 hereof.

b)            Termination for Cause.  Upon delivery of written notice of termination for “Cause” (as defined below) from the Company to the Executive, the Agreement shall terminate immediately.  For the purposes of this Agreement, “Cause” means (i) commission of a felony by the Executive, (ii) acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its affiliates or subsidiaries, (iii) the Executive’s material breach of this Agreement, including, but not limited to, a breach of his representations set forth in Section 13 of this Agreement, (iv) the Executive’s contravention of specific written lawful directions from the CEO or the Board, (v) conduct by the Executive in connection with his duties hereunder that is fraudulent, unlawful, or negligent, or (vi) misconduct by the Executive which seriously discredits or damages the Company or any of its affiliates or subsidiaries.  If the Executive is terminated for Cause during the Term, the Executive shall receive (i) any unpaid Base Salary to the date of termination, (ii) expenses under Section 6 incurred to the date of termination, but not yet reimbursed to the Executive and (iii) any tax equalization amount calculated under Section 5 hereof.

c)             Termination Without Cause or for Good Reason.  The Company may terminate Executive’s employment without Cause at any time without notice and the Executive may terminate his employment with Good Reason upon thirty (30) days prior written notice to the Company.  If during the Term the Company terminates the Executive without Cause or the Executive terminates his employment with Good Reason (as defined below), the Executive shall receive (i) monthly installments of Base Salary for the lesser of (a) the remaining Term had the Executive remain employed or (b) twelve (12) months from the date of termination (subject to compliance with the provisions of Section 9 hereof), (ii) a pro rata portion of the bonus set forth in Section 4 for the year of termination based on the period of the fiscal year in which the Executive was employed prior to termination and the achievement of any applicable annual performance targets under the Bonus Program for the fiscal year in which the termination occurs (such bonus, if any, shall be paid to the Executive within thirty (30) days after the determination of the achievement of the applicable performance targets),  (iii) expenses under Section 6 incurred to the date of termination but not yet reimbursed to the Executive and (iv) any tax equalization amount calculated under Section 5 hereof.

For the purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s written consent:  (i) action by the Company that results in a material diminution in the Executive’s position, authority, duties or responsibilities; (ii) the Company’s failure to make any payment or provide any award or benefit to the Executive under this Agreement pursuant to the terms hereof; or (iii) the Company’s breach of any material term of this Agreement; provided that the Company shall have failed to cure the deficiency that results in “Good Reason” within fifteen (15) business days after receipt of written notice from the Executive specifying the nature of the deficiency in  reasonable detail.

d)            Voluntary Termination Without Good Reason.  The Executive may terminate his employment during the Term upon thirty (30) days prior written notice to the Company without Good Reason.  If during the Term the Executive terminates his employment without Good Reason, the Executive shall receive (i) any unpaid Base Salary to the date of termination, (ii) expenses under Section 6 incurred to the date of termination but not yet reimbursed to the Executive and (iii) any tax equalization amount calculated under Section 5 hereof.

e)             Expiration of Term.  Upon the expiration of the Term specified in Section 1 (following delivery of a notice of non-renewal by the Company or the Executive pursuant to Section 1) without an earlier termination pursuant to this Section 10, this Agreement shall terminate without further action by the Executive or the Company.  Upon such expiration, the Executive shall receive (i) any unpaid Base Salary to the date of expiration, (ii) expenses under Section 6 incurred to the date of expiration but not yet reimbursed to the Executive and (iii) any tax equalization amount calculated under Section 5 hereof.

f)             Notice of Non-Renewal.  The delivery by the Executive or the Company of a notice of non-renewal pursuant to Section 1 shall not be deemed a termination by the Company or the Executive of the Executive’s employment with or without Cause or Good Reason.

11)           Indemnification.  In the event that any claim is asserted against the Executive arising out of the performance of his duties under and in accordance with this Agreement, or during the period from September 10, 2002 to February 2, 2003 in which the Executive provided advisory services with regard to the due diligence done by Cerberus and/or TenX Capital Partners or its affiliates on Teleglobe, the Company shall indemnify and hold harmless the Executive with respect thereto (except to the extent of the Executive’s gross negligence, or willful misconduct) and shall provide legal representation to the Executive with respect thereto at the Company’s or an affiliate or subsidiary of the Company’s sole cost and expense, such counsel to be selected at the discretion of Company, subject to the approval of the Executive which shall not be unreasonably withheld.

12)           Disclosure.  The Executive shall disclose immediately to the Company the existence of any relationship between the Executive and any other entity that creates or may create a conflict of interest that may affect the independent professional judgment of the Executive in carrying out his or its duties under this Agreement.

13)           Representation.  The Executive expressly represents and warrants to the Company that as of the date of his signing this Agreement that he is not a party to any contract or agreement which will or may restrict in any way his or its ability to fully perform his or its duties and responsibilities under this Agreement.

14)           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the province of Quebec, without giving effect to the principles of conflicts of laws.

15)           Ownership of Property.  All written materials, records and documents made by the Executive or coming into his possession before or during the Term concerning the Company or any of its affiliates or subsidiaries and all tangible items provided to the Executive by the Company or any of its affiliates or subsidiaries before or during the Term shall be the sole property of the Company or any of its affiliates or subsidiaries, as applicable, and, upon the termination of the Agreement or upon the request of the Company during the Term, the Executive shall promptly deliver the same to the Company.

16)           Notices.  All notices and other communications that are required or may be given under this Agreement must be in writing and will be deemed to have been duly given when delivered in person, upon delivery by a nationally recognized overnight courier service, or by facsimile to the party to whom the notice is being given, as follows:

If to the Company:

Teleglobe Canada ULC

1000, rue de La Gauchetiere Ouest

Montreal (Quebec)  H3B 4X5

Canada

Attention:  Nicole Lemay

(514) 868-7606 telephone

(514) 868-7234 facsimile

with a copy to:

Cerberus Capital Management, L.P.

299 Park Avenue

New York, New York  10171

Attention:  Lenard Tessler

(212) 909-1464 telephone

(212) 755-3009 facsimile

and

Attention:  Seth Plattus

(212) 891-2120

(212) 891-1541

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York  10022

Attention:  Stuart D. Freedman, Esq.

(212) 756-2000 telephone

(212) 593-5955 facsimile

If to the Executive:

To the Executive’s home address set forth in the records of the Company.

Either party may change the address provided above by delivering written notice of such change of address to the other party.

17)           Assignability; Successors.  This Agreement shall inure to the benefit of and be binding upon the successors of the Company.  Neither the Executive nor the Company may assign this Agreement without the express written consent of the other party; provided, however, that the Company’s obligations under this Agreement shall be the binding legal obligations of any successor of the Company, and, provided further that, the Executive hereby agrees that the Company may assign this Agreement to any of its affiliates or subsidiaries at any time without the consent of the Executive.

18)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

19)           Entire Agreement.  The Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter of this Agreement.

20)           Waiver and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

21)           Severability.  In the event that any one or more of the terms, conditions or provisions of this Agreement is held invalid, illegal or unenforceable, that term, condition or provision shall be severed and the remaining terms, conditions and provisions shall remain binding and effective.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date and year first above written.

TELEGLOBE CANADA ULC

By:	/s/ Gerald Porter Strong
Name:	Gerald Porter Strong
Title:	Chief Executive Officer

/s/ Richard Willett
RICHARD WILLETT